UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2009 (December 31, 2008)

FIRST COMMUNITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

PENNSYLVANIA

(State or other jurisdiction of incorporation)

000-49736	23-2321079
(Commission file number)	(IRS employer ID)

Two North Main Street, Mifflintown, Pennsylvania	17059
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code - (717) 436-2144

NONE

(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2008, The First National Bank of Mifflintown (the “Bank”), the primary operating subsidiary of First Community Financial Corporation (the “Corporation”), entered into amended and restated salary continuation agreements (the “Agreements”) with Jody Graybill and Richard Leitzel, the President and Chief Financial Officer, respectively, of each of the Corporation and the Bank (the “Executive Officers”), to replace the existing salary continuation agreements between each of the Executive Officers and the Bank (the “Prior Agreements”). The Agreements are similar to the Prior Agreements and provide comparable benefits to the Executive Officers. The reason the Bank and the Executive Officers agreed to replace the Prior Agreements was to make changes necessary to ensure that the Agreements comply with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.

The Agreements generally provide for the payment of an annual benefit in the event of the Executive Officer’s termination of employment. The annual benefit is fixed at $24,000 for payments upon normal retirement and death, and the Executive Officer may be entitled to a reduced benefit in the event of an early termination, or upon the occurrence of the disability of the Executive Officer or a change in control of the Bank. In each case, the annual benefit is to be paid for a term of fifteen (15) years.

The foregoing description of the Agreements is qualified in its entirety by reference to the actual Agreements filed herewith as Exhibits 10.1 and 10.2, which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Second Amended and Restated Salary Continuation Agreement between Jody Graybill and The First National Bank of Mifflintown.

10.2	Second Amended and Restated Salary Continuation Agreement between Richard R. Leitzel and The First National Bank of Mifflintown.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Community Financial Corporation

Date: January 7, 2009	/s/ Jody D. Graybill
Jody D. Graybill, President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amended and Restated Salary Continuation Agreement between Jody Graybill and The First National Bank of Mifflintown.

10.2	Second Amended and Restated Salary Continuation Agreement between Richard R. Leitzel and The First National Bank of Mifflintown.